Exhibit 99.1

FOR IMMEDIATE RELEASE

JULY 19, 2011

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX DECLARES INCREASE IN

QUARTERLY DISTRIBUTION AND DIVIDEND

DALLAS, July 19, 2011 — The Crosstex Energy companies today announced the declaration of the quarterly distribution for Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and the quarterly dividend for Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) from the second quarter of 2011:

•                  The quarterly distribution on the Partnership’s common and preferred units will be $0.31 per unit payable August 12 to unitholders of record August 1.

•                  The quarterly dividend on the Corporation’s common stock will be $0.10 per share payable August 12 to stockholders of record August 1.

These amounts represent an increase from the prior quarter of approximately 7 percent in the distribution from the Partnership and approximately 11 percent in the dividend from the Corporation.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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